Exhibit 10.13

EXECUTION VERSION 6.16.23

SECURITIES PURCHASE AGREEMENT

among

CALIDI BIOTHERAPEUTICS, INC.

and

JACKSON INVESTMENT GROUP, LLC

and

CALIDI CURE, LLC

dated as of

June 15, 2023

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of June 16, 2023, is entered into by and between Calidi Biotherapeutics, Inc., a Nevada corporation (the “Company”), Jackson Investment Group, LLC, a Georgia limited liability company, (“JIG”), severally and not jointly with Calidi Cure, LLC, a Delaware limited liability company (“Calidi Cure”), and jointly and severally with Calidi Cure, Allan J. Camaisa, an individual (“Camaisa”) (each of JIG, Calidi Cure, and Camaisa an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company has authorized the issuance by the Company of up to 1,000,000 shares (the “Shares”) of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), with the rights, preferences, powers, restrictions and limitations set forth in the certificate of designation of the Company in the form attached hereto as Exhibit “A”(the “Certificate of Designation”); and

WHEREAS, the Company wishes to sell to Investors, and Investors wishes to purchase from the Company, the number of Shares set forth next to the Investor’s name set forth on Exhibit “A”, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.05.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Business Combination Agreement” means that AGREEMENT AND PLAN OF MERGER by and among FIRST LIGHT ACQUISITION GROUP, INC., as the Purchaser, FLAG MERGER SUB, INC. as Merger Sub, FIRST LIGHT ACQUISITION GROUP, LLC, in the capacity as the Purchaser Representative, ALLAN CAMAISA, in the capacity as the Seller Representative, and CALIDI BIOTHERAPEUTICS, INC., as the Company, dated as of January 9, 2023, as amended from time to time.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.

“Certificate of Designation” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Common Stock” has the meaning set forth in Section 3.02(a). “Company” has the meaning set forth in the preamble.

“Company Equity Plan” means Calidi Biotherapeutics Inc. 2016 Equity Incentive Plan and the Calidi Biotherapeutics Inc. 2019 Equity Incentive Plan.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Investor concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Investor(s)” has the meaning set forth in the preamble.

“Investors’ Rights Agreement” means the Series B Preferred Stock Investors’ Rights Agreement, dated as of the Closing Date, by and among the Company and the Investors, as such agreement may be amended, restated or modified from time to time, in form and substance substantially similar to the Form of Series B Preferred Stock Investors’ Rights Agreement attached hereto as Exhibit “C”.

“Knowledge of the Company or the Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Placement Agent” means Brookline Capital Markets, a division of Arcadia Securities, LLC, a New York limited liability company.

“Preferred Stock” has the meaning set forth in the recitals. “Purchase Price” has the meaning set forth in Section 2.01.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Series A Preferred Stock” has the meaning set forth in Section 3.02(a).

“Series A-1 Preferred Stock” has the meaning set forth in Section 3.02(a).

“Series B Preferred Stock” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Sponsor Share Transfer Agreements” means with respect to JIG, the Share and Warrant Transfer Agreement among First Light Acquisition Group, LLC, a Delaware limited liability company (the “Sponsor”), Metric Finance Holdings I, LLC, (“Metric”), and JIG, dated as of the Closing Date, as such agreement may be amended, restated or modified from time to time, in form and substance substantially similar to the Form of Share and Warrant Transfer Agreement attached hereto as Exhibit “D” and with respect to Calidi Cure, the Share Transfer Agreement among First Light Acquisition Group, LLC, a Delaware limited liability company (the “Sponsor”), Metric Finance Holdings I, LLC, (“Metric”), and Calidi Cure, dated as of the Closing Date, as such agreement may be amended, restated or modified from time to time, in form and substance substantially similar to the Form of Share Transfer Agreement attached hereto as Exhibit “D”.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Sponsor Share Transfer Agreements, the Voting and Lockup Agreements, and the Investors’ Rights Agreement.

“Voting and Lockup Agreements” means those certain Letter Agreements, dated as of January 9, 2023, as amended as of April 12, 2023, and dated concurrently herewith, by and among the Company, First Light Acquisition Group, Inc., and certain Holders of Company voting securities, and dated as such agreement may be further amended, restated or modified from time to time, in form and substance substantially similar to the Letter Agreement attached as Annex E to the Form S-4 registration statement filed with the Securities and Exchange Commission (SEC), SEC File No. 333-269705, as amended, executed by each Investor dated as of the Closing Date, and attached hereto as Exhibit “E”.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the number of shares of Series B Preferred Stock set forth below (the aggregate number of such shares for each Investor set forth below, the “Shares”) for the purchase price for each Investor as set forth below (the “Purchase Price”). To the extent an Investor’s subscription amount does not divide into a whole number of shares, then the Investor hereby agrees that the Company may, in its sole discretion, receive and keep the excess subscription amount.

(a)

The Company shall issue and sell to JIG, and JIG shall purchase from the Company, Five Hundred Thousand (500,000) Shares at a Purchase Price equal to $25 per Share, subject to the terms and conditions set forth herein as follows:

a.	One Hundred Ninety Nine Thousand Nine Hundred Ninety Nine (199,999) Shares at the Initial Closing;

b.

Three Hundred Thousand and One (300,001) Shares concurrently with, and conditioned upon, but immediately after the conversion of all Company SAFE agreements that convert into the common stock of the Company, the closing of the Business Combination Agreement.

(b)

The Company shall issue and sell to Calidi Cure and/or Camaisa, jointly and severally, and Calidi Cure and/or Camaisa, jointly and severally, shall purchase from the Company, an aggregate of Five Hundred Thousand (500,000) Shares at a Purchase Price equal to $25 per Share, subject to the terms and conditions set forth below:

a.	One Hundred Ninety Nine Thousand Nine Hundred Ninety Nine (199,999) Shares prior to, or earlier of, (i) the closing of the Business Combination Agreement, or (ii) September 1, 2023;

b.

Three Hundred Thousand and One (300,001) Shares concurrently with, and conditioned upon, but immediately after the conversion of all Company SAFE agreements that convert into the common stock of the Company, the closing of the Business Combination Agreement and subject to JIG’s purchase of the Shares pursuant to Section 2.01(a)b.

Section 2.02 Transactions Effected at the Closing.

(a) At each Closing, each Investor participating in such Closing shall deliver to the Company:

(i) the Purchase Price by wire transfer of immediately available funds to FirstBank or such other bank as may be selected by the Company (the “Escrow Agent”) at an escrow account designated in writing by the Company to such Investor; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Investor at or prior to the Closing pursuant to Section 5.03 of this Agreement.

(b) At each Closing, the Company shall deliver to each Investor participating in such Closing:

(i) stock certificates evidencing the Shares (provided, that such stock certificates, in the Company’s sole discretion, may be delivered up to five Business Days after such Closing); and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 5.02 of this Agreement.

Section 2.03 Closing(s).

(a) Subject to the terms and conditions of this Agreement, the initial purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Initial Closing”) to be held no later than two Business Days after the last of the conditions to Closing set forth in Article V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic mail and/or facsimile/at the offices of Lewis Brisbois Bisgaard & Smith LLP, 633 West 5th Street, Suite 4000, Los Angeles, CA 90071, or at such other time or on such other date or at such other place or by such other method as the Company and Investor may mutually agree upon in writing (the day on which any Closing takes place being the “Closing Date”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b) Pursuant to the terms of an escrow deposit agreement dated prior to the date of this Agreement between the Company, the Escrow Agent and the Placement Agent, the Escrow Agent shall hold any and all escrow funds for the benefit of the Company until the applicable Closing, whereupon the Escrow Agent shall release the funds as designated in writing by the Company.

(c) In the event a prospective Investor’s subscription is rejected by the Company, which each prospective Investor hereby acknowledges the Company may do at any time, in whole or in part, for any reason or no reason, in the Company’s sole and absolute discretion, then such prospective Investor’s funds in escrow, if any, with regard to such rejected subscription (or portion thereof) shall be promptly returned to such prospective Investor without interest or deduction. Further, in the event the Initial Closing has not occurred by June 30, 2023, which date may be extended up to 15 days by the Company, in its sole discretion and with or without notice to prospective Investors, or otherwise are held in escrow more than 60 days, then any funds of a prospective Investor that are in escrow will be promptly returned to such prospective Investor, without interest or deduction, upon such prospective Investor’s written request to the Company for the same. Any unaccepted subscription amount(s) shall be returned to the same account from which such amount(s) were received (or, if the Company and the Placement Agent so determine, to such other account or in such other manner as the Company and the Placement Agreement may mutually agree upon with the Person to whom an amount is being returned).

Section 2.04 Use of Proceeds. The proceeds from the issuance of the Series B Preferred Stock at the Initial Closing shall be used by the Company for working capital and general corporate purposes related to the Company’s operations as a going concern, but will not be used to pay any loans made to the Company (except for current principal and interest payments, but in no event the acceleration of principal on any loan that is in default on the date hereof) or for the redemption or repurchase of any of the Company’s outstanding equity or debt securities, nor for any of the Liabilities set forth in Schedule 1.17 of the Business Combination Agreement, as defined in the Business Combination Agreement. For the sake of clarity, the proceeds derived from JIG’s purchase of the Shares pursuant to Section 2.01(a)a shall be used over the next three (3) months only as follows:

FLAG Extension Payment	$420,000
Payroll and Related Costs	$1,470,000
Calidi StemVac Subsidiary (R&D)	$405,000
Trade Payables (all outside vendors)	$2,705,000

Section 2.05 Put Option to Repurchase JIG’S Shares. In the event that (i) the Business Combination Agreement fails to close on or before September 14, 2023 or (ii) the transactions described in Section 2.01(b) have not occurred in accordance with the terms set forth therein, JIG shall have an option, in its sole discretion, to require the Company to repurchase the Shares issued to JIG pursuant to Section 2.01(a)a of this Agreement (the “Put Option”) for an aggregate repurchase price of $5,500,000 (the “Repurchase Price”). The Put Option shall expire at 11:59 pm Pacific Time on December 31, 2023, (the “Put Option Period”). JIG may exercise the Put Option during the Put Option Period by sending the Company a written notice of exercise. The Company shall pay the Repurchase Price in immediately available funds by wire transfer pursuant to instructions given by JIG to the Company within thirty (30) days from the date the Company receives the written notice of exercise. In the event that the Company has not paid the Repurchase Price within thirty (30) days from the date the Company receives the written notice of exercise, JIG may send a written notice to Allan J. Camaisa individually that states that the

Company is in default under its obligation to pay the Repurchase Price and Allan J. Camaisa individually agrees to pay the Repurchase Price to JIG within sixty days (60) days of such notice and upon payment of the Repurchase Price JIG agrees to transfer the Shares to Allan J. Camaisa. In addition to the foregoing, in the event that the Business Combination Agreement closes on or before September 14, 2023, and Calidi Cure has not purchased all of the Shares it has agreed to purchase pursuant to Section 2.01(b) of this Agreement, then within sixty (60) days of a written notice given by JIG to Allan J. Camaisa individually, Allan J. Camaisa individually shall purchase all of the Shares issued to JIG pursuant to Section 2.01(a) for a purchase price of $12,500,000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Investor that the statements contained in this Article III are true and correct as of the Initial Closing.

Section 3.01 Organization, Qualification and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full corporate power and authority to (a) enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (b) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Investor) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.02 Capitalization.

(a) As of the date hereof, the Company is authorized to issue (i) 120,000,000 shares of Company Common Stock, 21,088,959 of which shares are issued and outstanding, and (ii) 40,000,000 shares of Company Preferred Stock, 17,263,518 of which shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated, (A) 10,500,000 Founder Preferred Stock and (B) 5,000,000 Series A-1 Preferred Stock which may be issued in one or more series, and (C) 4,000,000 as Series A-2 which may be issued in one or more series, of which 10,402,285 of Founder Preferred Stock, 4,316,400 Series A-1 Preferred Stock, and 2,544,883 Series A-2 Preferred Stock is outstanding.

(b) As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will have been duly authorized, validly issued, fully paid and non-assessable, (ii) all of the issued and outstanding shares of capital stock of the Company will have been issued in compliance with all applicable federal and state securities Laws, (iii) none of the issued and outstanding shares of capital stock of the Company will have been issued in violation of any agreement, arrangement or commitment to which the Company or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person, and (iv) all of the Shares will have the rights, preferences, powers, restrictions and limitations set forth in the Certificate of Designation and under the Nevada Revised Statutes. The shares of Common Stock issuable upon conversion of the Shares in accordance with the Certificate of Designation have been duly reserved for issuance and, upon such issuance, such shares of Common Stock will be (x) duly authorized, validly issued, fully paid and non-assessable and (y) issued in compliance with applicable all federal and state securities Laws.

(c) Section 3.02(c) of the Disclosure Schedules also sets forth, as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, all outstanding or authorized (i) stock options under the Company Equity Plan and (ii) any other, SAFE, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, in each case, including the number and kind of securities reserved for issuance on exercise or conversion of any such securities or other rights, the exercise or conversion price of any such securities or other rights and any applicable vesting schedule for any such securities or other rights. Except as set forth on Section 3.02(c) of the Disclosure Schedules, the Company does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights. Except for the Voting and Lockup Agreements attached hereto as Exhibit “E”, executed as part of the Business Combination Agreement and attached thereto as Exhibit “A” or as set forth on Section 3.02(c) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any shares of capital stock or other securities of the Company.

Section 3.03 No Subsidiaries. Except as set forth in Section 3.03 of the Disclosure Schedules, the Company does not, directly or indirectly, own, control or have any interest in any shares or other ownership interest in any other Person.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.04, of the Disclosure Schedules, require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05 Financial Statements; Projections.

(a) Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2023, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Investor. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The audited balance sheet of the Company as of December 31, 2022, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2023, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Investor hereby acknowledges that (i) projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may be inaccurate in any material respect, (ii) Investor is familiar with such uncertainties, risks and potential inaccuracies and takes full responsibility for making its own evaluation of the adequacy and accuracy of all projections (including the reasonableness of the assumptions underlying such projections), (iii) the actual results achieved may vary significantly from the forecasts, and the variations may be material and (iv) the projections have not been compiled, audited, or examined by independent accountants and have not been prepared in accordance with GAAP. Therefore, the Company makes no representations or warranties whatsoever regarding such projections, their accuracy or the Company’s ability to achieve forecasted results, including, but not limited to, the value of the shares of FLAG Common Stock that may be issued pursuant to the Business Combination Agreement, and Investor shall have no claim against the Company or any other Person with respect thereto.

Section 3.06 Undisclosed Liabilities. Except as set forth on Section 3.06 of the Disclosure Schedule, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, or as set forth on Section 3.07(a) of the Disclosure Schedules, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation, discharge or payment of any material debts, liens or entitlements;

(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(j) any capital investment in, or any loan to, any other Person;

(k) acceleration, termination, material modification or amendment to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound, except for the Business Combination Agreement;

(l) any material capital expenditures;

(m) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(n) adoption, modification or termination of any: (i) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(p) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(q) except for the Business Combination Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(s) except for the Business Combination Agreement, any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.08(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company).

(b) Except as set forth in Section 3.08(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.09 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.09(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedules:

(a) The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(d) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(e) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

Section 3.11 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Investor, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.12 Brokers. Except as set forth in Section 3.12 of the Disclosure Schedules, including with regard to the Placement Agent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Investor represents and warrants to the Company, severally and not jointly, that the statements contained in this Article IV are true and correct as of the date of the Closing applicable to such Investor:

Section 4.01 Organization and Authority of Investor. If Investor is an entity, it is duly organized, validly existing and in good standing under the Laws of the state of organization. Investor has full power and authority to enter into this Agreement and the other Transaction Documents to which Investor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement and any other Transaction Document to which Investor is a party, the performance by Investor of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or individual action on the part of Investor. This Agreement has been duly executed and delivered by Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms. When each other Transaction Document to which Investor is or will be a party has been duly executed and delivered by Investor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Investor enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) if Investor is an entity, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Investor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Investor; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Investor is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Investor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Accredited Investor; Investment Purpose. Investor represents and warrants that Investor is an “Accredited Investor” as defined in Rule 501(a) of Regulation D, 17 CFR § 501(a). Investor is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Investor acknowledges that the Shares are not registered under the Securities Act of 1933 (defined below) or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. Except as set forth in Section 4.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Investor.

Section 4.05 Inherent Risk. The Investor recognizes that the purchase of the Shares involves a high degree of risk including, but not limited to, the following risks: (a) an investment in the Shares is speculative, and only investors who can afford the loss of their entire investment should consider investing in the Shares; (b) the Investor may not be able to liquidate or transfer an investment in the Shares in a timely manner or at all; and (c) transferability of the Shares is restricted as set forth in the Company’s governing documents.

Section 4.06 Foreign Investors. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Investor hereby represents that such Investor has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

Section 4.07 No General Solicitation. Neither the Investor, nor, if applicable, any of its officers, directors, employees, agents, stockholders or partners, has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

Section 4.08 No “Bad Actor” Disqualification Events. No Investor nor, if applicable, any of an Investor’s directors, executive officers, other officers that may serve as a director or officer of any company in which such Investor invests or otherwise holds securities, general partners or managing members is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and disclosed in writing in reasonable detail to the Company. As used herein, “Disqualification Event” means any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

Section 4.09 Oral Statements. IN MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SHARES, INVESTOR IS NOT RELYING ON ORAL STATEMENTS MADE BY REPRESENTATIVES OF ANY OF THE COMPANY OR THE PLACEMENT AGENT, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON. INVESTOR’S INVESTMENT DECISION IS BASED SOLELY ON WRITTEN INFORMATION PROVIDED BY THE COMPANY.

Section 4.10 Additional Acknowledgement. Investor understands and acknowledges that the Shares may be purchased by officers, directors, employees and Affiliates of the Company, and by other Persons who will receive fees or other compensation or gain dependent upon the success of this offering, including, without limitation, the Placement Agent and its employees and Affiliates. Such purchases may be made at any time, and will be counted in determining whether any required minimum amount has been met for any purpose. Investors should not expect that the sale of sufficient Shares to reach any specified amount, or in excess of any amount, indicates that such sale has been made to Investors who have no financial or other interest in this offering, or who otherwise are exercising independent investment discretion. The sale of any particular amount of Shares, while desirable for purposes of the business operations of the Company, is not designed as a protection to Investors, to indicate that an Investor’s investment decision is shared by other unaffiliated Investors, or to indicate that the Company will be able to obtain sufficient funding, though the issuance and sale of the Shares, other securities or other means, when needed to fund any programs, initiatives or continued operations of the Company. Because there may be substantial purchases by officers, directors, employees and Affiliates of the Company, or by other Persons who will receive fees or other compensation or gain dependent upon the success of this offering, no Investor should place (and each Investor hereby represents that it is not placing) any reliance on the sale of any amount of Shares as an indication of the merits of this offering. Each Investor must make and is making such Investor’s own investment decision as to the merits of this offering.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Business Combination Agreement shall have been amended in form and substance substantially similar to the form of amendment attached hereto as Exhibit “B.”

(c) The Sponsor and Metric shall have entered into an agreement with each Investor in substantially the form and content as set forth in Exhibit “D” that provides, among other things, that the Sponsor and Metric, collectively, will transfer to each Investor one (1) share of Purchaser Class B Common Stock, as defined in the Business Combination Agreement, for every $100 invested by Investor in the Series B Preferred Stock, and with respect to JIG, warrants to purchase common stock in FLAG.

Section 5.02 Conditions to Obligations of Investor. The obligations of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or each Investor’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All applicable approvals, consents, filings and waivers, if any, that are listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Investor at or prior to the Closing.

(b) This Agreement and each of the other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Investor.

(c) Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying:

(i) that attached thereto are true and complete copies of all resolutions and other consents adopted by the board of directors and stockholders of the Company authorizing and approving the execution, delivery, filing and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and consents are in full force and effect as of the Closing and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(ii) that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Company and that such organizational documents are in full force and effect as of the Closing; and

(iii) the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(d) The Company shall have duly adopted the Certificate of Designation, which shall have been filed with the Secretary of State of Nevada and become effective under the Nevada Revised Statutes on or prior to the Closing and which shall remain in full force and effect as of the Closing, and Investor shall have received a certificate of the Secretary of State of Nevada certifying that the Certificate of Designation has been filed and is effective.

(e) The Company shall have delivered to Investor a good standing certificate (or its equivalent) for the Company from the Secretary of State of Nevada.

(f) The Company shall have delivered, or caused to be delivered, to Investor each of the following, each in form and substance satisfactory to Investor:

(i) stock certificates evidencing the Shares;

(ii) such other documents or instruments as Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(g) The Company shall have fully complied with, or obtained appropriate consents or waivers with respect to, its obligations under each of the agreements or other documents identified on Section 3.04 of the Disclosure Schedules, including with respect to any outstanding rights of first refusal, rights of first offer, pre-emptive rights or anti-dilution rights or redemption or repurchase rights.

(h) The Investor shall have received written evidence reasonably satisfactory to the Investor that the accrued unpaid legal fees payable to Weil Gotshal & Manges for legal services rendered to First Light Acquisition Group, Inc., and its Affiliates, in connection with the Business Combination Agreement and the initial public offering will not exceed $4,000,000.00 on the Closing Date of the Business Combination Agreement.

Section 5.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(b) This Agreement and each of the other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company.

(c) Investor shall have delivered to the Company cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated in writing by the Company to Investor.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Public Announcements. No party hereto shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the other party, except for any press release, public announcement or other public disclosure that is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, including, but not limited to, disclosures pursuant to the Business Combination Agreement and all filings with the Securities and Exchange Commission related thereto.

Section 6.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that the Company shall be responsible for all reasonable and accountable legal fees for the Investor who has Invested the most in the Series B Preferred Stock, up to $50,000.

Section 6.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to the Company:	Calidi Biotherapeutics, Inc.
4475 Executive Drive, Suite 200
San Diego, CA 92121
Attn: Allan Camaisa, CEO

E-mail: acamaisa@calidibio.com

with a copy to:	Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attn: Scott E. Bartel, Esq.

E-mail: scott.bartel@lewisbrisbois.com

If to JIG:	Jackson Investment Group, LLC
2655 Northwinds Parkway
Alpharetta, GA 30009
Attn: Richard L. Jackson, CEO
E-mail:

with a copy to:	Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Washington D.C. 20001
Attn: Jonathan H. Talcott, Esq.

E-mail: jon.talcott@nelsonmullins.com

If to Calidi Cure	Calidi Cure, LLC
8 The Green STE B,
Dover, Delaware 19901
Attn: Allan J. Camaisa
E-mail: acamaisa@calidibio.com

With copy to:	De Castro, P.C.
701 B Street, Suite 1745
San Diego, CA 92101
Attn: Audie J. de Castro, Esq.
E-mail: adecastro@decastropc.com

Section 6.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 6.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Term Sheet For Series B Preferred Stock Financing Of, Calidi Biotherapeutics, Inc. dated May 30, 2023, and any term sheets prior thereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control

Section 6.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF LOS ANGELES AND COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

(d) In any action to enforce Section 2.05 of this Agreement, JIG shall be entitled to recover costs and expenses including, without limitation, reasonable attorneys’ fees.

Section 6.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC. a Nevada corporation

By	/s/ Allan J. Camaisa
Name:	Allan J. Camaisa
Title:	Chairman and CEO

IN WITNESS WHEREOF, the undersigned Investor has caused this Agreement to be executed as of the date first written above.

INVESTORS:

JACKSON INVESTMENT GROUP, LLC a Georgia limited liability company

By:	/s/ Richard L. Jackson
Richard L. Jackson, CEO

CALIDI CARE, LLC a Delaware limited liability company

By:	AJC Capital, LLC Managing Member

By:	/s/ Allan J. Camaisa
Allan J. Camaisa, sole member

ALLAN J. CAMAISA an individual

By:	/s/ Allan J. Camaisa
Allan J. Camaisa

EXHIBIT “A”

CERTIFICATE OF DESIGNATION

EXECUTION VERSION 6.16.23

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CALIDI BIOTHERAPEUTICS, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), Calidi Biotherapeutics, Inc, a corporation organized and existing under the NRS of the State of Nevada (the “Corporation”), in accordance with the provisions of the NRS, does hereby submit the following:

WHEREAS, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorizes the issuance of up to Forty Million (40,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1.

Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be One Million (1,000,000). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.

2.	Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Business Combination Agreement” means that AGREEMENT AND PLAN OF MERGER by and among FIRST LIGHT ACQUISITION GROUP, INC., as the Purchaser, FLAG MERGER SUB, INC. as Merger Sub, FIRST LIGHT ACQUISITION GROUP, LLC, in the capacity as the Purchaser Representative, ALLAN CAMAISA, in the capacity as the Seller Representative, and CALIDI BIOTHERAPEUTICS, INC., as the Company, dated as of January 9, 2023, as amended from time to time.

1

“Certificate of Designation” has the meaning set forth in the Recitals.

“Change of Control” means other than pursuant to the Business Combination Agreement (a) any sale, lease, or transfer or series of sales, leases, or transfers of all or substantially all of the consolidated assets of the Corporation; (b) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time); provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly owned Subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Corporation’s Equity Plan” means Calidi Biotherapeutics Inc. 2016 Equity Incentive Plan and the Calidi Biotherapeutics Inc. 2019 Equity Incentive Plan.

“Conversion Price” has the meaning set forth in Section 8.1(a).

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 8.

“Date of Issuance” means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share.

“Deemed Liquidation” has the meaning set forth in Section 5.1(b)

2

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 8.6(d)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series B Preferred Stock; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends, and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation, or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Corporation’s Equity Plan (including all such shares of Common Stock and Options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

“Fully-Diluted Shares” means the total number of issued and outstanding shares of the Corporation’s Common Stock outstanding immediately prior to the Date of this Certificate of Designation (a) after giving effect to any Convertible Securities or otherwise treating Convertible Securities (other than Options) on an as-converted to Common Stock basis and (b) treating all outstanding vested in the money Options as if the Option had been exercised with cash as of the Date of this Certificate of Designation.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any Share on any given date, Twenty Five Dollars ($25.00) (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series B Preferred Stock).

“Options” means any in the money vested warrants or other rights or in the money vested options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least Ten Million Dollars ($10,000,000) at a price per share equal to or greater than the Conversion Price (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like), which shall have been sold to the public and shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

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“Requisite Holders” has the meaning set forth in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Share” means a share of Series B Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series B Preferred Stock shall rank (i) senior to all Junior Securities; and (ii) junior to any other class or series of Preferred Stock issued prior to the Date of Issuance or other capital stock of the Corporation hereafter created (with the written consent of the holders of the Requisite Holders obtained in accordance with Section 6.2 herein) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities”).

4. Dividends.

4.1 Participating Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities, or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities, or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 8 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

4.2 Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

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5. Liquidation.

5.1 Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, subject to the rights of any Senior Securities but before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

(b) Deemed Liquidation. The occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5, unless the Change of Control is approved by the Requisite Holders. Upon the consummation of any such Deemed Liquidation, the holders of the Series B Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series B Preferred Stock under Section 5.1(a) hereof. Notwithstanding the foregoing, nothing in this Section 5.1(b) shall limit in any respect the right of any holder of Series B Preferred Stock to elect the benefits of either this Section 5 or Section 8.6(f) in connection with any Change of Control.

(c) Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation, or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the Shares of Series B Preferred Stock are converted into or exchanged for cash, new securities, or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Corporation shall promptly provide to the holders of Shares of Series B Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series B Preferred Stock.

5.2 [Reserved]

5.3 Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Preferred Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

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5.4 Notice.

(a) Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

(b) Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation (or Deemed Liquidation) of the Corporation before the expiration of ten (10) days after the mailing of initial written notice required by Section 5.4(a) of this Agreement; provided, that any such period may be shortened upon the written consent of the holders of the Requisite Holders.

6. Voting.

6.1 Voting Generally. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.2 below. In any such vote, each Share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

6.2 Other Special Voting Rights. So long as Fifty Percent (50%) or more of the Series B Preferred Stock remains issued and outstanding, without the prior written consent of fifty one percent (51%) of the then total outstanding Shares of Series B Preferred Stock (the “Requisite Holders”), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

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(a) issue or sell, or obligate itself to issue or sell, any capital stock of the Corporation or any Subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Corporation or any Subsidiary), that ranks superior to or in parity with the Series B Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

(b) increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock that ranks superior to or in parity with the Series B Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

(c) sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency, or other blockchain-based assets;

(d) redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any Junior Securities of the Corporation; provided, that this restriction shall not apply to (i) the declaration or payment of any dividend or distribution payable on the Common Stock in shares of Common Stock, or (ii) the repurchase of Junior Securities held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase;

(e) declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Corporation;

(f) effect, or enter into any agreement to effect, a Change of Control. (g) agree or commit to do any of the foregoing.

7. [RESERVED]

8. Conversion.

8.1 Right to Convert; Automatic Conversion.

(a) Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance, any holder of Series B Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as follows by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (ii) dividing the result by the applicable Conversion Price as defined in this Section 8.1. For all holders of Shares whose initial Date of Issuance was on or before June 20, 2023, the initial conversion price per Share (the “Conversion Price”) for all Shares held by such holder (including Shares with a Date of Issuance after June 20, 2023, shall be the quotient of One Hundred Eighty Million Dollars ($180,000,000.00) divided by

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the Fully Diluted Shares, subject to adjustment as applicable in accordance with Section 8.6 below. For all holders of Shares whose initial Date of Issuance was after June 20, 2023, the initial Conversion Price for all Shares held by such holder shall be the quotient of Two Hundred Million Dollars ($200,000,000.00) divided by the Fully Diluted Shares, subject to adjustment as applicable in accordance with Section 8.6 below. However, if the Business Combination Agreement fails to close prior to September 15, 2023, or is otherwise terminated, then the initial Conversion Price for all Shares entitled to convert under this Section 8.1 shall be the quotient of Fifty Million Dollars ($50,000,000.00) divided by the Fully Diluted Shares, subject to adjustment as applicable in accordance with Section 8.6 below.

Furthermore, in the event of a default by the Corporation or Allan Camaisa of their obligations pursuant to Section 2.05 of that certain Securities Purchase Agreement dated as of June 16, 2023 by and among the Corporation, Jackson Investment Group, LLC, Calidi Cure, LLC and Allan Camaisa, the initial Conversion Price for all Shares entitled to convert under this Section 8.1 shall be the quotient of Five Million Dollars ($5,000,000.00) divided by the Fully Diluted Shares, subject to adjustment as applicable in accordance with Section 8.6 below.

(b) Automatic Conversion. Subject to the provisions of this Section 8, (i) in connection with, and on the closing of, the Business Combination Agreement or a Qualified Public Offering by the Corporation, (ii) upon the election of the Requisite Holders, or (iii) on June 30, 2025, all of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by stockholders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a Share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (ii) dividing the result by the applicable Conversion Price then in effect. If a closing of the Business Combination Agreement or a Qualified Public Offering occurs, such automatic conversion of all of the outstanding Shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock as of immediately prior to such closing.

8.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 8.1(a), a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series B Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within [ten (10) days] thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share)

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to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1(a) and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series B Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Procedures for Automatic Conversion. As of the closing of the Business Combination Agreement or a Qualified Public Offering, the election of the Requisite Holders, or on June 30, 2025, all outstanding Shares of Series B Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 8.1(b) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such closing (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series B Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (or shares issued in exchange for such Common Stock pursuant to the Business Combination Agreement) to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(c) Effect of Conversion. All Shares of Series B Preferred Stock converted as provided in this Section 8.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock (or shares issued in exchange for such Common Stock pursuant to the Business Combination Agreement) in exchange therefor.

8.3 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Preferred Stock.

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8.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

8.5 [RESERVED]

8.6 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.6.

(a) Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 8.6(c) and except in the case of an event described in either Section 8.6(e) or Section 8.6(f), if the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or in accordance with Section 8.6(d) is deemed to have issued or sold (“New Issue”), any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be adjusted (but in no event increased) to a Conversion Price using the following formula:

CP2 = CP1 * (A+B) / (A+C)

Where:

CP2	= Conversion Price in effect immediately after the New Issue

CP1	= Conversion Price in effect immediately prior to New Issue

A	= Number of shares of Common Stock deemed to be outstanding immediately prior to New Issue (includes all shares of outstanding common stock, all Convertible Securities on an as-converted basis, and all Options on an as-exercised basis)

B	= Aggregate consideration received by the Corporation with respect to the New Issue divided by CP1

C	= Number of shares of stock issued in the New Issue.

(b) Adjustment to Number of Conversion Shares upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 8.6(a), the number of Conversion Shares issuable upon the conversion of the Series B Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

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(i) the product of (A) the Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock immediately prior to any such adjustment; by

(ii) the Conversion Price resulting from such adjustment.

(c) Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock with respect to any Excluded Issuance.

(d) Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 8.6(a) hereof, the following shall be applicable:

(i) Issuance of Options. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.6(d)(iv)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8.6(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.6(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 8.6(d)(iii), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

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(ii) Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.6(d)(iv)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 8.6(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.6(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 8.6(d)(iii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 8.6(d).

(iii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 8.6(d)(i) or Section 8.6(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion, or exchange of any Convertible Securities referred to in Section 8.6(d)(i) or Section 8.6(d)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 8.6(d)(i) or Section 8.6(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 8.6(d)(i) hereof or any Convertible Securities referred to in Section 8.6(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 8.6) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 8.6 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate, or maximum number of shares, as the case may be, at the time initially granted, issued, or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series B Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8.6(b).

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(iv) Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold in accordance with Section 8.6(d), any shares of Common Stock, Options, or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system, or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Requisite Holders.

(v) Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 8.6, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 8.6.

(e) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision

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shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8.6(e) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(f) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person other than pursuant to the Business Combination Agreement, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.6(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Series B Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series B Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series B Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale, or similar transaction). The provisions of this Section 8.6(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation,

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the obligation to deliver to the holders of Series B Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series B Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.6(f), each holder of Shares of Series B Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction or Section 8 hereunder, instead of giving effect to the provisions contained in this Section 8.6(f) with respect to such holder’s Series B Preferred Stock.

(g) Certain Events. If any event of the type contemplated by the provisions of this Section 8.6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Series B Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.6 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(h) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series B Preferred Stock held by such holder.

(i) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

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(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least three (3) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

9. [RESERVED]

10. Reissuance of Series B Preferred Stock. Any Shares of Series B Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

11. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

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12. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the Requisite Holders, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which dividends on the Series B Preferred Stock accrue or accumulate or the times at which such dividends become payable pursuant to Section 4, or (c) this Section 12, without the prior written consent of each holder of outstanding Shares of Series B Preferred Stock; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 12.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 16th day of June, 2023.

CALIDI BIOTHERAPEUTICS, INC.

By	/s/ Allan J. Camaisa
Allan J. Camaisa
Chief Executive Officer

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EXHIBIT “B”

AMENDMENTS TO THE BUSINESS COMBINATION AGREEMENT

EXHIBIT “C”

FORM OF SERIES B PREFERRED STOCK INVESTORS’ RIGHTS AGREEMENT

EXHIBIT “D”

FORM OF SPONSOR SHARE TRANSFER AGREEMENTS

EXHIBIT “E”

VOTING AND LOCKUP AGREEMENTS